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                    HARTFORD SECURITIES DISTRIBUTION COMPANY
                                 CODE OF ETHICS


SECTION 1 - PREAMBLE

The Securities and Exchange Commission (SEC) has adopted Rule 17j-1 which in effect requires that every investment company registered with the SEC, its investment adviser and its principal underwriter adopt a code of ethics prohibiting persons with access to information concerning the trading of such registered investment company from engaging in parallel trading for their own account. Such code of ethics must contain provisions reasonably necessary to prevent "access person" (as defined herein) from:

      (a) Employing any scheme or artifice to defraud such registered investment Company;

      (b) Making to such registered investment company any untrue statement of a material fact or omitting to state to such registered investment company a material fact necessary in order to make statement made, in light of the circumstances under which they are made, not misleading;

      (c) Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; and

      (d) Engaging in any manipulative practice with respect to such registered investment company.

SECTION 2 - DEFINITIONS

1. "FUND OR SEPARATE ACCOUNT" means any registered investment company of which Hartford Securities Distribution Company (HSD) is the principal underwriter.

2. "ACCESS PERSON" means any director, officer or employee or registered representative of HSD or any company in a control relationship to HSD, who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Fund or Separate Account, or whose functions relate to the making of any recommendations with respect to such purchase or sale.

3. "BEING CONSIDERED FOR PURCHASE OR SALE" as to a Security means when a recommendation to purchase or sell such Security has been made and communicated.

4. "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

5. "COVERED SECURITY" means any interest or interest commonly known as a security except that it shall not include securities issued by the government of the United States, bankers acceptances, bank certificates of deposits, commercial paper, high quality short term instruments and shares of registered open-end investment companies.

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SECTION 3 - PROHIBITION ON PURCHASES AND SALES

1. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

      (a) Is being considered for purchase or sale by any of the Fund or Separate Account; or

      (b)   Is being purchased or sold by any Fund or Separate Account

2. No Access Person shall purchase an interest in any initial public offering or private placement without prior clearance from HSD's compliance officer.

SECTION 4 - EXEMPTED TRANSACTIONS

The prohibition of Section 3 of this Code shall not apply to:

      (a) Purchases or sales effected in any account over which the Access Person has no direct influence or control;

      (b) Purchases or sales of Securities which are not eligible for purchase or sale by the Fund;

      (c) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund;

      (d)   Purchases which are part of an automatic dividend reinvestment plan;
            and

      (e) Purchases effected upon the exercise of rights issued by issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

SECTION 5 - COMPLIANCE PROCEDURES

1. Initial and Annual Holdings Report - Within ten days of becoming an Access Person and not later than January 31st thereafter, each Access Person must submit a report to the compliance officer with the information listed below.

      (a) The title, number of shares and principal amount of all Covered Securities owned by the Access Person.

      (b) The name of any broker, dealer or bank with whom the Access Person maintains an account.

      (c)   The date the report is submitted.

      The report should contain information that is no more than 30 days old.

2. Quarterly Reporting - Every Access Person shall, within ten days of the end of each calendar quarter, report to the compliance officer, with respect to transactions in any Covered


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Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security, the information listed below.

      (a) The date of the transaction, the title and the number of shares, and the principal amount of each Covered Security involved.

      (b) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).

      (c)   The price at which the transaction was effected.

      (d) The name of the broker, dealer or bank with or through whom the transaction was effected.

      (e) If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

      (f)   The date the report is submitted.

3. Review of Reports - The compliance officer or a designee shall be responsible for reviewing all reports referenced above on at least a quarterly basis.

4. Confirmations - All Access Persons must direct their brokers to send duplicate copies of confirmations for all Covered Security transactions to the compliance officer.

5. Annual Certification - All Access Persons must certify annually that they have read and understand the Code and have complied with its requirements.

6. The reporting requirements above shall not apply to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control (e.g. blind trusts, employee stock purchase plans or option grants).

SECTION 6 - SANCTIONS

Upon discovering violation of the Code, the Board of Directors of HSD may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction, suspension or termination of employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of the Fund, with respect to whose Securities violation occurred.





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